Exhibit 5.1

19 August 2011
Matter No.: 876139
Doc Ref: 371811
852 2842 9530
Richard.Hall@conyersdill.com
SGOCO Group, Ltd.
GuankeTechnology Park
Loushan, Jinjiang City, Fujian
People’s Republic of China 362200

Dear Sirs,

Re: SGOCO Group, Ltd. (the “Company”)

We have acted as special Cayman legal counsel to the Company in connection with the registration for issuance of (i) up to 598,850 ordinary shares, par value US$0.001 per share (the “Shares”) underlying redeemable warrants (the “Public Warrants”) each to purchase one Share (“Public Warrant Shares”); (ii) 280,000 units (the “Units”) consisting of one Share (“Unit Shares”) and one warrant, subject to a purchase option issued to the underwriters’ representative in the Company’s initial public offering (as well as the 280,000 additional warrant Shares (“UPO Warrant Shares”) issuable upon exercise of the warrants underlying the Units); and (iii) up to 16,937 Shares (“Underwriter Warrant Shares”) issuable upon exercise of warrants (the “Underwriter Warrants”) issued to the underwriters’ representative in the Company’s public offering of Shares in December 2010, all as described in the prospectus contained in the registration statement on Form F-3 filed with the United States Securities and Exchange Commission on or about the date hereof (the “Registration Statement”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement;

(ii)	the prospectus (the “Prospectus”) forming a part of the Registration Statement; and

(iii)	the warrant agreement dated March 7, 2008, as amended March 12, 2010, and the warrant certificate (the “Warrant Documents”) constituting the warrants.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company certified by the secretary of the Company on 19 August 2011, (2) copies of the resolutions in writing of all the directors of the Company dated 29 January 2008, 7 March 2008 and 5 February 2010 (the “Resolutions”), (3) the register of members of the Company, (4) a certificate of good standing issued by the Cayman Islands Registrar of Companies on 18 August 2011 (the “Certificate Date”) and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (iii) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (iv) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (v) the validity and binding effect under the laws of the United States of America of the Documents and that the Registration Statement will be duly filed with or declared effective by the Commission in substantially the same form as that examined by us for purposes of this opinion; and (vi) that on the issue of the Public Warrant Shares, Unit Shares, UPO Warrant Shares and Underwriter Warrant Shares (collectively, the “Relevant Shares”), the Company will receive consideration for each Relevant Share in an amount not less than the par value of the ordinary shares in the authorised share capital of the Company.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce.  It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents.  In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the laws of the State of New York, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction.  Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgment.  We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely in respect of the issue of the Relevant Shares and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
The issue of the Relevant Shares has been duly authorised and when the Relevant Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Documents, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	The Warrant Documents constitute the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman